Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2021 Results

(July 14, 2021) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2021 of $3,551,000, a $48,000, or 1.3% decrease, from the $3,599,000 earned during the second quarter of 2020. Net income for the six months ended June 30, 2021, was $8,055,000, a $2,291,000, or 39.7% increase, over the $5,764,000 earned for the six months ended June 30, 2020. Basic and diluted earnings per share for the second quarter of 2021 and 2020 were $0.64 and year-to-date earnings per share were $1.45 in 2021 compared to $1.03 in 2020.

Gains on the sale of mortgages decreased by $445,000, or 26.3%, for the three months ended June 30, 2021, and increased by $944,000, or 42.3%, for the six months ended June 30, 2021, compared to the prior year’s periods. Mortgage production was higher in the second quarter of 2020 compared to 2021, but year-to-date volume in 2021 surpassed that of 2020 due to higher interest rates in the beginning of 2021. The Corporation did not record a provision for loan losses in the second quarter of 2021 due to improving financial and economic indicators, compared to provision expense of $975,000 for the second quarter of 2020. For the year-to-date period ended June 30, 2021, provision expense was $375,000, a decrease of $950,000, compared to the $1,325,000 recorded for the six months ended June 30, 2020. The higher provision in 2020 was primarily caused by increasing the qualitative factors across industry lines to various degrees as a result of potential forward credit concerns related to COVID-19. The allowance as a percentage of total loans was 1.46% as of June 30, 2021, and 1.29% as of June 30, 2020.

Total operating expenses increased by $1,452,000, or 17.6%, and $1,529,000, or 8.8%, for the three and six months ended June 30, 2021, compared to the same periods in 2020. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $993,000, or 20.0%, and $996,000, or 9.3%, for the three and six months ended June 30, 2021, compared to the same periods in 2020. The increase in salary costs was due to additions to staff, cost of living increases, and higher mortgage commissions stemming from increased mortgage production. Other operating expenses were higher for both periods, driven primarily by increases in software-related expenses partially offset by lower marketing expenses, other outside services, operating supplies and a decrease in the provision for off balance sheet credit losses.

The Corporation’s net interest income (NII) increased by $262,000, or 2.8%, and $725,000, or 3.9%, for the three and six months ended June 30, 2021, compared to the same periods in 2020. The increase in NII primarily resulted from an increase in interest on securities available for sale of $532,000, or 31.1%, and $777,000, or 22.2%, for the three and six months ended June 30, 2021, compared to the same periods in 2020. In addition, interest expense on deposits and borrowings decreased by $193,000, or 19.3%, and $613,000, or 27.0%, for the three and six months ended June 30, 2021, compared to the same periods in the prior year. These favorable items were partially offset by a decrease in interest and fees on loans of $466,000, or 5.4%, and $533,000, or 3.1%, for the three and six months ended June 30, 2021, compared to the same periods in the prior year.

ENB FINANCIAL CORP

Gains on the sale of securities for the three months ended June 30, 2021, were $250,000, compared to $372,000 for the three months ended June 30, 2020, representing a decrease of $122,000 compared to the prior period. For the six months ended June 30, 2021, gains on securities transactions were $585,000, compared to $424,000 in 2020, representing an increase of $161,000 compared to the prior period. With market interest rates declining, management was able to sell securities at gains.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2021 were 0.92% and 10.86%, respectively, compared to 1.14% and 12.31% for the second quarter of 2020. For the six months ended June 30, 2021, the Corporation’s annualized ROA was 1.07%, compared to 0.95% in 2020, while the ROE was 12.43%, compared to 9.86% in 2020.

As of June 30, 2021, the Corporation had total assets of $1.58 billion, up 21.5%; total stockholders’ equity of $135.9 million, up 11.3%; total deposits of $1.37 billion, up 23.6%; and total loans of $869.8 million, up 4.0%, from the balances as of June 30, 2020.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet	2021	2020	Change
Securities	$592,128	$341,462	73.4%
Total loans	869,755	835,969	4.0%
Allowance for loan losses	12,703	10,770	17.9%
Total assets	1,578,784	1,299,476	21.5%
Deposits	1,368,884	1,107,914	23.6%
Total borrowings	69,844	65,072	7.3%
Stockholders' equity	135,941	122,162	11.3%

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2021	2020	2021	2020
Net interest income	$9,731	$9,469	$19,410	$18,685
Provision for loan losses	-	975	375	1,325
Gains on sale of mortgages	1,245	1,690	3,175	2,231
Noninterest income, excluding mortgage gains	2,832	2,378	6,220	4,604
Noninterest expense	9,696	8,244	18,883	17,354
Income before taxes	4,112	4,318	9,547	6,841
Provision for income taxes	561	719	1,492	1,077
Net Income	3,551	3,599	8,055	5,764

Per Share Data
Earnings per share	0.64	0.64	1.45	1.03
Dividends per share	0.17	0.16	0.33	0.32

Earnings Ratios
Returning on average assets (ROA)	0.92%	1.14%	1.07%	0.95%
Return on average stockholders equity (ROE)	10.86%	12.31%	12.43%	9.86%
Net Interest margin	2.72%	3.23%	2.79%	3.32%
Efficency ratio	70.0%	61.9%	65.6%	68.3%

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